Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing
	and Chief Financial Officer	and Public Relations
	(732) 590-1000	(732) 590-1000

Rick Matthews
Executive Vice President
Rubenstein Associates
(212) 843-8267

MACK-CALI TO ENTER NEW YORK CITY OFFICE MARKET, WILL ACQUIRE INVESTMENT INTEREST IN DOWNTOWN MANHATTAN TOWER

Edison, New Jersey—March 21, 2007—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it has reached agreement with SL Green Realty Corp. to purchase the latter’s condominium interests in 125 Broad Street, a downtown Manhattan office tower, for $273 million. The condominium units being acquired include floors 2-16, and collectively comprise 39.6 percent, or 524,500 square feet, of the property.

In a related transaction, Mack-Cali also said that it would sell a Greenwich, Conn. property at 500 West Putnam Avenue to SL Green for $56 million. The property being sold to SL Green is a four-story, 121,500 square-foot office building that is 96 percent leased.  Mack-Cali acquired the property in 1998 for $17.8 million.

The investment in 125 Broad Street will be Mack-Cali’s entry into the New York City office market.  The company owns a large property portfolio with additional development sites on the Jersey City waterfront, and recently indicated that it would seek to complement that presence and fuel its growth as a company by investing in Manhattan.

125 Broad Street, which was built in 1970 by renowned architects Kahn & Jacobs and Carson Lundin & Shaw, is a 40-story class A building located in the heart of the Downtown Financial District with spectacular East River views.  The property is 100 percent occupied.  Tenants include Citigroup, Oppenheimer and Ark Asset Management.

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “We’re very excited about this breakthrough acquisition in Manhattan.  125 Broad is an outstanding property with a first-class tenant base.  It provides us with a starting point from which we can increase our presence and take advantage of a market that has been improving rapidly and still has substantial upside potential.”

He continued, “Our ability to do this negotiated transaction with SL Green reflects the solid business relationship we already have, including our joint investment in a New Jersey office portfolio.  This deal supports our strategic objective and I’m pleased that we are able to match our interests in this way.”

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio.  Mack-Cali owns or has interests in 300 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 34.3 million square feet.  The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,200 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology.  Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested.  Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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